Exhibit 10.19

[HOULIHAN LOKEY, INC. LETTERHEAD]

[              ], 2015

Dear Fram 2006 Plan Participant:

As you may know, on [              ], 2015, in connection with the initial public offering (the “IPO”) of shares of Class A common stock (“Class A Common Stock”) of Houlihan Lokey, Inc. (the “Company”), Fram Holdings, Inc. (“Fram”) and certain of its subsidiaries underwent a corporate reorganization (the “Reorganization”).

In connection with the Reorganization, the Company assumed Fram’s Second Amended and Restated 2006 Incentive Compensation Plan, as amended (the “Plan”), including the restricted stock awards and dollar-value grant (deferred restricted stock) awards granted under the Plan that remained outstanding as of the Reorganization (collectively, the “Awards”).  This notice is being provided to explain the modifications that have been made to your Awards, including the updated transfer and voting restrictions.  We refer to your adjusted restricted stock awards and adjusted dollar-value grant awards as “Adjusted Restricted Stock Awards” or “Adjusted Deferred Stock Awards”, respectively (collectively, the “Adjusted Awards”).

In accordance with the terms of the Plan and the Reorganization, each of your Awards has been adjusted to cover shares of the Company’s Class B common stock (the “Class B Common Stock”).  The vesting conditions that applied to your Awards prior to the Reorganization will continue to apply to your Adjusted Awards (based on continued service with the Company).  In addition, the following transfer and voting restrictions will apply to your Adjusted Awards.

Adjusted Restricted Stock Awards.  You previously entered into the Company’s voting trust agreement and lock-up agreement with respect to your shares of the Company’s stock, including your restricted shares of Fram stock that will be converted into Class B Common Stock of the Company upon the consummation of the Reorganization.  Therefore, the voting and transfer restrictions contained in those agreements will apply to your Adjusted Restricted Stock Awards, which generally provide that you will be restricted from selling any of your shares of Company common stock (including any vested or unvested shares of Class B Common Stock issued pursuant to your Adjusted Restricted Stock Awards) for a period of three years following the IPO, after which the shares will become transferable (to the extent vested) in three equal installments on each of the third, fourth and fifth anniversary of the IPO, and you will be eligible to participate in follow-on offerings approved by the Company’s Board of Directors (the “Board”), subject to the terms of an applicable registration rights agreement.

In addition, except as may be otherwise authorized by the Board, the lock-up agreement applies a seven-year post-IPO transfer restriction to shares of Company common stock (including any shares of Class B Common Stock that become vested pursuant to your Adjusted Restricted Stock Awards) held by managing directors and certain senior corporate officers of the Company whose employment with the Company or a subsidiary terminates prior to the third anniversary of the IPO for reasons other than death or disability.

Adjusted Deferred Stock Awards.  The same transfer restrictions contained in the lock-up agreement that apply to your shares of Company common stock will apply to shares Class B Common

Stock that are issued to you in connection with the vesting and/or payment of your Adjusted Deferred Stock Awards.

The right to vote any shares Class B Common Stock that are issued to you in connection with the vesting and/or payment of your Adjusted Deferred Stock Awards automatically will be deemed given by you or your transferee (as applicable) pursuant to an irrevocable proxy.

In connection with receipt of your Adjusted Deferred Stock Awards, you hereby irrevocably appoint Scott Beiser and/or Irwin Gold and any designee of Scott Beiser or Irwin Gold (each a “Proxy,” and collectively the “Proxies”), and each of them individually, as your proxies and attorneys-in-fact, with the full, exclusive and unqualified right and power to vote and to execute consents in respect of all of the shares of Class B Common Stock issued pursuant to your Adjusted Deferred Stock Awards, as well as in respect of any other securities with voting rights received in respect of such shares of Class B Common Stock at any time hereafter by way of a stock dividend, distribution, conversion or exchange, with respect to any lawful corporate action.  Unless any Proxy is directed otherwise by the Board, such shares will be voted by the Proxies in the manner consistent with how the Proxies vote the other voting securities of the Company that the Proxies have the right to vote.  In addition, you hereby agree to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. This proxy and power of attorney granted by you shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by you with respect any shares of Class B Common Stock issued pursuant to your Adjusted Deferred Stock Awards.  The power of attorney granted by you herein is a durable power of attorney and shall survive your bankruptcy, death or incapacity.  Notwithstanding the foregoing, the provisions of the irrevocable proxy granted pursuant hereto will be of no force or effect upon termination of that certain Voting Trust Agreement, by and among the Company, certain holders of shares of Class B Common Stock, Scott Beiser, Irwin Gold and Robert Hotz, as may be amended, modified or supplemented.

Arbitration.  This notice and your Adjusted Awards will be subject to the arbitration provisions contained in the Plan.

The foregoing descriptions are provided for convenience only – in the event of any discrepancy between these descriptions and the applicable voting trust agreement and lock-up agreement, as applicable, the voting trust agreement and lock-up agreement, as applicable, will control.

Please note that this notice applies only to your outstanding Awards (and not to any vested shares of Fram stock held as of the Reorganization), and you and any permitted transferees of your Adjusted Awards will be subject to the provisions contained herein.  To the extent the information contained in this notice is inconsistent with the terms of an applicable award agreement, the terms of this notice will control.

If you have any questions about the information contained in this notice, please contact [              ] at (      ) [      ]-[        ].

Sincerely,

Houlihan Lokey, Inc.

Name: [ ]

Title: [ ]